Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Arrow Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of Arrow Financial Corporation relating to the Arrow Financial Corporation Automatic Dividend Reinvestment Plan, of our report dated March 10, 2016, with respect to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, cash flows, for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Very truly yours,

/s/KPMG LLP

Albany, New York
March 11, 2016